Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

HEALEY ALS PLATFORM TRIAL

CLINICAL RESEARCH SUPPORT AGREEMENT

THIS CLINICAL RESEARCH SUPPORT AGREEMENT (“Agreement”) is made and entered into as of September 27, 2019 (“Effective Date”) by and between Clene Nanomedicine, Inc. (“Company”) a Delaware corporation, duly organized under law, and having an address at 3165 E. Millrock Drive, Suite 325, Salt Lake City, UT 84121 and The General Hospital Corporation d/b/a Massachusetts General Hospital (“MGH”), a not-for-profit corporation organized under the laws of Massachusetts with its principal place of business at 55 Fruit Street, Boston, MA 02114. MGH and Company are each a (“Party”) to the Agreement and are collectively, the (“Parties”).

WHEREAS, MGH has created the Sean M. Healey and AMG Center for ALS (“Healey Center”) with Merit Cudkowicz, MD as Director (“Healey Center Director”);

WHEREAS, the Healey Center is dedicated to discovering life-saving therapies in people who are affected by Amyotrophic Lateral Sclerosis (“ALS”). The Healey Center intends to develop and administer a series of adaptive, multicenter, randomized, placebo-controlled clinical trials in ALS patients (“HEALEY ALS Platform Trial”);

WHEREAS, the Healey Center is supported by philanthropic donations and industry collaborators that desire to support clinical research on new treatments for ALS under the HEALEY ALS Platform Trial;

WHEREAS, Company is engaged in developing, manufacturing and/or distributing novel therapeutics products aimed at improving medical care and expanding treatment options for people with ALS, and has previously disclosed confidential information regarding its pharmaceutical product, CNM-Au8 (“Company Drug”) to MGH. Company desires to demonstrate the safety and effectiveness of Company Drug in patients with ALS and making it available for clinical research;

WHEREAS, Company further recognizes MGH and the Healey Center and its physicians possess extensive experience and knowledge pertaining to clinical research in ALS. Further, Company has been selected by the Healey Center to receive financial support to conduct clinical research on Company Drug as part of the HEALEY ALS Platform Trial;

WHEREAS, this Agreement is intended to establish the scope of work to be provided, the standards for both parties in the performance of the research, and a budget;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to, the parties, intending to be legally bound, hereby agree as follows:

Article 1.	Definitions

1.1	“Company Invention” shall mean any Invention (i) made solely by one or more employees of Company in the performance of the Study; (ii) that specifically covers or claims the composition or state of matter of Company Drug; (iii) involves any methods of making, manufacturing, or administering Company Drug; or (iv) new uses of Company Drug, including the treatment of ALS.

1.2	“Invention” shall mean any new and useful discovery, conceived and reduced to practice, constructively or actually, by one or more employees or agents of Company, MGH, or a Site in the performance of the Study.

1.3	“Joint Invention” shall mean any Invention which is made jointly by one or more employees or agents of MGH and one or more employees or agents of either Site and/or Company in the performance of the Study, except for any Company Invention.

1.4	“MGH Invention” shall mean any Invention made solely by one or more employees of MGH in the performance of the Study, except for any Company Invention.

1.5	“Patent Right” shall mean any United States or foreign patent application that describes and claims an Invention, or the equivalent of such application, including any division or continuation (but not including any new subject matter included in any continuation-in-part), or any Letters Patent or the equivalent thereof issuing thereon, or reissue, reexamination, or extension thereof.

1.6	“Site Invention” shall mean any Invention made solely by one or more employees of a Site in the performance of the Study, except for any Company Invention.

1.7	“Tangible Materials” shall mean voice, tissue, and/or biofluid samples from human subjects enrolled in the Study (together referred to as “Biosamples”), and any deoxyribonucleic acid (“DNA”), induced pluripotent stem cells (“iPSCs”) and motor neurons (“MNs”) derived therefrom.

Article 2.	Scope of Services

Company hereby retains MGH to perform the services described in the Scope of Work, attached hereto as Exhibit A and incorporated herein by reference (the “Study”).

2.1	Study Sites. MGH will negotiate and sign clinical research site agreements with the participating Study sites (“Site”) in the form and substance similar to the template attached hereto as Exhibit B (“Site Agreement”). The template shall provide, in part:

(i)	that Company shall provide Study subject injury medical expense reimbursement to the Site; and

(ii)	that Company shall maintain adequate levels of insurance to cover its obligations under the Site Agreement.

2.2	Each Company Drug and the matching placebo (“Study Regimen”) set forth in the Study protocol (“Master Protocol”) will be attached to the Site Agreements as a work order, a sample format of which is attached here to as part of Exhibit B (“Task Order”).

Article 3.	Period of Performance

This Agreement shall begin on the date of last signature hereto (“Effective Date”) and shall continue in full force and effect for a period of three (3) years (“Period of Performance”), unless the Period of Performance is extended by written modification of the Agreement signed by authorized officials of both Parties. In the event that a Study Regimen is not completed within the Period of Performance, any Study Regimen under a Task Order that is entered into prior to such expiration or earlier termination, this Agreement will remain in effect until the completion of that Study Regimen or expiration or earlier termination of that Study Regimen or expiration or earlier termination of the Task Order for that Study Regimen, whichever is earlier.

Article 4.	Compensation

4.1	Fee Schedule. Company shall pay to MGH the fees set forth in Exhibit C (“Fee Schedule”) in accordance with the schedule set forth in such Exhibit.

4.2	Invoice/Method of Payments. MGH shall deliver to Company within thirty (30) days after the end of each calendar quarter in accordance with the Exhibit, an invoice setting forth the itemized list of accrued fees earned by MGH and authorized expenses incurred. Company shall pay each invoice within thirty (30) days of receipt, unless, within that period of time, the Company objects to the invoice or any portion thereof in which event, the Parties shall engage in good faith discussions to resolve any issues.

MGH shall submit invoices to:

Accounts Payable

Clene Nanomedicine, Inc.

3165 E. Millrock Drive, Suite 325

Salt Lake City, UT 84121

MaryAnne@clene.com

Checks shall be made payable to The General Hospital Corporation, Federal Tax ID No.: 04-2697983, shall reference the name of the Principal Investigator, the Protocol number, and the Research Management agreement number #2019A012842, and shall be forwarded to:

Massachusetts General Hospital

Research Finance

c/o the Bank of America

PO Box 414876

Boston, MA 02241-4876

4.3	Sunshine Act Reporting. MGH understands and agrees that for purposes of complying with Company's reporting obligations under the Patient Protection and Affordable Care Act of 2010 (together with any regulations and official guidelines promulgated thereunder) and any applicable state reporting requirements, Company may collect, aggregate and report any and all payments made pursuant to this Agreement as research payments made to MGH.

Article 5.	Representations, Debarment, Audits

5.1	MGH represents that:

(i)	The person signing this Agreement has the power and authority to execute this Agreement, and the Agreement is binding upon MGH;

(ii)	MGH will perform the Study in accordance with the terms of this Agreement;

(iii)	MGH shall obtain all authorizations, permits, certificates, and licenses that are required for the performance of its obligations under this Agreement and the Study; and

(iv)	MGH will obtain any necessary prior approval and ongoing review of all appropriate and necessary review authorities.

(v)	MGH will ensure regulatory compliance, as outlined in applicable Food and Drug Administration (“FDA”) regulations

(vi)	the personnel assigned by MGH to perform the Study shall be qualified and professionally capable of performing the Study, and the Study shall be conducted in accordance with the following provisions, (collectively, “Research Standards”) including: (a) the standard of care and diligence practiced by recognized organizations or experts performing services of a similar nature; (b) accepted scientific principles and practices generally followed within the scientific community by other experts conducting studies; and (c), the principles of Good Clinical Practice (“GCP”) specified in the International Conference On Harmonisation Of Technical Requirements For Registration Of Pharmaceuticals For Human Use, Guideline For Good Clinical Practice, E6 (R1), 10 June 1996, and later addendums; together with such other such GCP requirements as are specified in the local national law or regulations where the Study is being performed.

5.2	Debarment. MGH represents that to the best of its knowledge neither MGH, Sites, nor any MGH Representative or Site Representative contributing to or acting in connection with performance of the Study or MGH’s obligations hereunder is presently or has ever been (i) the subject of a debarment action or is debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, or other Applicable Laws; (ii) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to Title 21 of the United States Code of Federal Regulations ("C.F.R.") Section 312.70, or other Applicable Laws; or (iii) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq., or other Applicable Law (as indicated by an appearance on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the Department of Health and Human Services, the Excluded Parties List System maintained by the U.S. General Services Administration, or other applicable exclusionary databases). Furthermore, MGH agrees not to knowingly employ or otherwise engage any individual or entity in connection with performance of the Study hereunder who has been debarred, disqualified, or excluded, as described above, and shall promptly notify Company in writing upon MGH or MGH Representatives becoming aware of any inquiry concerning, or the commencement of any proceeding or disqualification that is the subject of this Section that involves MGH or MGH Representatives, or any inquiry concerning the same.

5.3	Audit. During the term of this Agreement, at mutually agreeable times during normal business hours, Company and its representatives shall have the right in conjunction with MGH to review the records utilized in the performance of the Study. If any governmental authority contacts MGH to give notice of its intent to audit MGH with respect to the Study, MGH shall promptly notify Company. Company acknowledges that Company may not direct the manner in which MGH fulfills its obligations to permit inspection by governmental entities. It shall not be a breach of this Agreement for MGH to comply with the demands and requests of any governmental entity in accordance with MGH’s judgment.

Article 6.	Company Drug

Company shall provide to MGH or each Site enough quantities of the Company Drug identified in the Task Order as may be required for each Site to perform the Study in accordance with the Study Regimen schedule. Each Site, through Site Investigator, will safeguard Company Drug with the degree of care used for its own property and shall return or otherwise dispose of any remaining Company Drug at the termination date of each Task Order in accordance with MGH’s instructions. Site shall not use any Company Drug for any purpose other than the Study Regimen in which it was provided, unless otherwise agreed to in writing by the Parties. Company represents and warrants that it is in compliance with federal, state, and local laws and regulations relating to the manufacture and formulation of the Study Regimen, and with other applicable legal requirements for performance of the Study.

Article 7.	Confidential Information

“Confidential Information" shall mean any business or proprietary information provided by one Party to the other and clearly identified as "Confidential" by the transmitting Party at the time of disclosure. If such transmittal occurs orally, the transmitting Party will within thirty (30) days reduce such transmittal to written form, mark and identify it as confidential, and provide such record to the other party. Notwithstanding the above, Confidential Information shall also include any information that a reasonable person would conclude is the confidential and proprietary information of the disclosing Party and shall be treated in a manner consistent with this Article.

In the event that a Party discloses Confidential Information to the other, the receiving Party agrees to disclose the Confidential Information only on a need-to-know basis to its employees, directors or other advisors or representatives who are subject to confidentiality obligations, to use the Confidential Information only for the purposes contemplated by the Scope of Work and the Study and to use reasonable efforts to prevent its disclosure to third parties.

However, the receiving Party may disclose the Confidential Information if, as evidenced by contemporaneous tangible records, such information (i) was already in the public domain or becomes publicly available through no wrongful act of receiving party, (ii) was previously known or developed by the receiving Party without any violation of existing confidentiality obligations, (iii) was known by receiving Party prior to disclosure by disclosing Party; (iv) becomes known to receiving Party after disclosure from a third party having an apparent bona fide right to disclose it; (v) is independently developed or discovered by employees or agents of the receiving Party who had neither knowledge of nor access to the disclosing party’s Confidential Information; or (vi) was required to be disclosed by operation of law.

Additionally, MGH may disclose Company’s Confidential Information for purposes of discussing and/or presenting the Platform Trial to the FDA and for other regulatory purposes.

The Parties agree that each Party retains ownership of the Confidential Information it provides to the other. The receiving Party shall promptly return the disclosing party’s Confidential Information upon request.

The obligations of this Article shall survive for a period of five (5) years from the date of disclosure. Notwithstanding the forgoing, the Parties agree that any Protected Health Information shall be considered confidential in perpetuity.

Article 8.	Master Protocol

The Master Protocol – incorporated by reference and sent under separate cover -- is reviewed and approved by a central Institutional Review Board (“Central IRB”) at MGH. Sites have agreed to cede review of the Master Protocol to the Central IRB pursuant to a separate reliance agreement between MGH and the Sites. For each Study Regimen in which a Site participates, the Site will provide all the necessary qualified personnel, equipment, materials and facilities to accomplish the research as set forth in that Central IRB-approved Master Protocol.

Each Site will represent and warrant that it shall:

a)	assume all responsibility to enroll and follow human subjects participating in the Study according to the most recent approved version of the Master Protocol;

b)	comply with all institutional and federal regulations concerning informed consent;

c)	confirm approval of the Master Protocol and subject consent form(s) from the Central IRB prior to commencement of human subject research under a Task Order;

d)	obtain local ancillary approval(s) as necessary;

e)	follow all Site policies and procedures with respect to the conduct of the activities under the Master Protocol; and

f)	ensure regulatory compliance, as outlined in applicable FDA regulations.

g)	agrees not to knowingly employ or otherwise engage any individual or entity in connection with performance of the HEALEY ALS Platform Trial that is presently or has ever been: (i) the subject of a debarment action or is debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, or other Applicable Laws; (ii) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to Title 21 of the United States Code of Federal Regulations ("C.F.R.") Section 312.70, or other Applicable Laws; or (iii) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq., or other Applicable Law (as indicated by an appearance on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the Department of Health and Human Services, the Excluded Parties List System maintained by the U.S. General Services Administration, or other applicable exclusionary databases).

Article 9.	Notification; Material Participant Information

Company agrees to promptly notify MGH in writing of information that it becomes aware of (such as results or findings from a monitoring visit) that could significantly affect the safety or medical care of current or former subjects participating in the Study, significantly affect current subjects’ willingness to continue participation, materially influence the conduct of the Study, or likely alter the Central IRB's approval. Site, through the Site Investigator and/or Site institutional representative as appropriate, shall be responsible for informing subjects of any information received from MGH that could significantly affect safety or medical care in accordance with the Central IRB-approved informed consent forms (“ICFs”) signed by participants and Master Protocol. Company agrees to not contact Site’s Study participants unless authorized pursuant to the ICF. No other provision of this Agreement shall be construed to override the provisions of this Article 8. This Section survives the expiration or termination of the Agreement.

Article 10.	Study Data and Tangible Materials

10.1	Study Data. Each Site will gather data from participants in the performance of a Task Order and Site shall be required to deliver to MGH pursuant to the Master Protocol: data from active treatment groups in the Study (“Study Regimen Treatment Data”) and data from participants assigned to a placebo group in the Study (“Study Regimen Placebo Data”) pursuant to the Master Protocol. In addition, the Master Protocol may also include data from the placebo group(s) of other clinical studies that are part of the HEALEY ALS Platform Trial (“Healey Placebo Data”). Study Regimen Treatment Data, Study Regimen Placebo Data, and Healey Placebo Data are collectively referred to as (“Study Data”).

10.2	Ownership of Study Data. The Parties agree that Study Regimen Treatment Data shall be solely owned by Company; Study Regimen Placebo Data shall be jointly and severally owned by Company and MGH; and Healey Placebo Data shall be jointly owned by MGH and one or more third parties that have completed a clinical study associated with the HEALEY ALS Platform Trial. For clarity, Company shall not claim ownership of any Healey Placebo Data.

10.3	Restrictions on Use. Company agrees: (i) to use and share Study Data in accordance with the ICF or any IRB-approved waiver of authorization and to the extent required to comply with applicable law; (ii) to not contact any Study subjects unless permitted by the ICF; (iii) to not use or share individually identifiable health information for any mailing list or for any marketing purpose; (iv) to comply in all material respects with all applicable federal, state and local laws and regulations regarding the privacy of individually identifiable health information (and its collection, use, storage, and disclosure), including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as may be amended from time to time (“HIPAA”); and (v) to use all reasonable efforts to protect the privacy and security of individually identifiable health information and require its business partners and subcontractors to do so as well.

10.4	Site Study Data. Company agrees to grant MGH and each Site the right to use each Site’s Study Data for their: (i) publication purposes, consistent with Article 12; (ii) internal research and educational purposes; (iii) patient care specific to the Site; and (iv) to the extent required to comply with applicable law. Each Site will comply in all material respects with all applicable federal, state and local laws and regulations regarding the privacy of individually identifiable health information (including its collection, use, storage, and disclosure), including, but not limited to, HIPAA.

10.5	ALS Data Repository. Company understands and agrees that Study Regimen Placebo Data may also be used in investigational regimen(s) from other ALS clinical trials associated with the HEALEY ALS Platform Trial for research and educational purposes. Additionally, Company understands and agrees that Study Regimen Placebo Data will be included and aggregated with Healey Placebo Data in one or more repositories of ALS clinical trials for research and educational purposes.

10.6	Tangible Materials. Each Site will collect Biosamples and deliver to MGH, or other facility, as indicated in the Master Protocol or Regimen Specific Appendix. MGH, as the sponsor of the HEALEY ALS Platform Trial, shall own the Tangible Materials, including any DNA, iPSCs and MNs derived from Biosamples. Upon Company’s request, MGH agrees to provide Company with access to the Tangible Materials collected in the HEALEY ALS Platform Trial for performance of investigations and analyses as specified in the Master Protocol or Company’s Regimen Specific Appendix, as applicable. MGH and Company agree to collect, use, store, and disclose Study Data associated with Tangible Materials only in accordance with the ICF, Master Protocol, Regimen Specific Appendix, or any IRB-approved waiver of authorization. For clarity, data derived from pharmacokinetic and/or pharmacodynamic analyses of Tangible Materials by Company shall follow the ownership standards defined in Section 10.2. MGH and Company will not collect, use, store, or disclose any individually identifiable health information attached to or contained within the Tangible Materials that would violate this Agreement.

10.7	Biomarker Research. Company agrees that MGH may use the Study Data and Tangible Materials outside of the Study in order to conduct research on biomarkers of ALS. MGH may share de-identified, as defined by HIPAA, Study Data and Tangible Materials with non-profit institutions for further research and educational research purposes outside of the Study. MGH certifies that such sharing will be consistent with MGH policy, the ICF or any IRB-approved waiver of authorization, and applicable law and pursuant to a written agreement with the recipient that contains appropriate terms and conditions regarding the privacy and security of human subjects derived data and materials.

Article 11.	Intellectual Property Rights

11.1	Pre-existing Intellectual Property. Ownership of inventions, discoveries, works of authorship, know-how, patents, and copyrights, and other intellectual property rights existing as of the Effective Date, or outside the scope of the Study, (“Pre-existing Intellectual Property”) are not affected by this Agreement. No Party shall have any claims or rights to any Pre-existing Intellectual Property of the other Party, except as may be expressly provided in another written agreement between the Parties, as applicable.

11.2	Ownership of Inventions. Each Party shall promptly provide written notice to the other of any Invention arising hereunder. Inventorship of Inventions shall be determined in accordance with U.S. Patent law and regulations. Ownership of Inventions shall follow inventorship. Notwithstanding the foregoing, MGH shall not claim ownership of Company Inventions. Site shall promptly disclose any Site Invention to MGH. Each Party owning an undivided interest in any Joint Invention shall have the right to freely exploit and sublicense its rights in such Joint Invention, unless such Joint Invention is subordinate to Pre-existing Intellectual Property according to U.S. or other foreign patent law, without a duty to account to the other Party subject to the option rights set forth in Section 11.3 below.

11.3	License Option. MGH hereby grants to Company an option to negotiate a non-exclusive, worldwide, royalty-bearing license to MGH’s rights in any MGH Invention and MGH’s rights in any Joint Invention, with right to sublicense. Company will have ninety (90) days from disclosure of any Invention to notify MGH of its desire to enter into a non-exclusive license agreement (the “Option Period”), and a non-exclusive license agreement shall be negotiated in good faith within a period not to exceed one hundred eighty (180) days from Company’s notification to MGH of its desire to enter into a non-exclusive license agreement (the “Negotiation Period”), or such period of time as to which the Parties shall mutually agree in writing. If, however, Company timely exercises its option, but MGH and Company are unable to agree upon the terms of a license agreement during the Negotiation Period, Company’s rights to license such MGH Invention and/or Joint Invention shall terminate, and MGH shall be free to license such MGH Invention and/or Joint Invention to any other party with no further obligation to Company. Notwithstanding the terms of any license agreement, MGH shall retain the right to practice its Invention for internal research and educational purposes solely at MGH. Moreover, the rights granted to Company under this Section 11.3 exclusively shall be subject and subordinate to any applicable rights, conditions, and limitations imposed by U.S. law and regulations, including without limitation, the royalty-free, non-exclusive license granted to the U.S. government (see 35 U.S.C. §202 et seq., and regulations pertaining thereto).

Article 12.	Publication

Each Study Regimen is a multi-site study and a collaborative publication is anticipated. Company and Sites agree that they shall delay publication of the Study Regimen Treatment Data until such time as the collaborative publication is released or eighteen (18) months after the conclusion of the Study Regimen, whichever occurs first. In order to ensure the integrity and meaningfulness of the platform trial model, Company and Sites agree that they shall delay publication of any Study Regimen Placebo Data until such time as the HEALEY ALS Platform Trial Executive Committee grants explicit permission to publish it.

The HEALEY ALS Platform Trial Executive Committee will determine a publication strategy and assume oversight of this Article 12. A “Study Publication” is any proposed abstract, manuscript, presentation, publication or similar material containing Study Data.

12.1	Review and Authorship. All Study Publications are subject to review by the HEALEY ALS Platform Trial Executive Committee, Study stakeholders, and Company. Authorship shall be in accordance with the accepted ICMJE standards. Company shall be entitled to review such Study Publications solely for the purpose of identifying Company’s Confidential Information, which shall be removed from the publication upon Company’s request; and to identify any patentable Inventions, which shall be addressed as described below; and to provide any other comments Company desires to provide, provided that MGH and the HEALEY ALS Platform Trial Executive Committee shall have no obligation to address any such additional comments.

12.2	Publication Approval. All Study Publications shall be submitted to the HEALEY ALS Platform Trial Executive Committee for review and approval by the HEALEY ALS Platform Trial Executive Committee at least forty-five (45) days prior to the submission of the Study Publication. Healey Center shall advise the Site or Company within forty-five (45) days of receiving any Study Publication if the Study Publication: (i) contains or discloses any potentially patentable inventions (“Patentable Material”), or (ii) contains any Healey Center or Company Confidential Information. Site will agree to delete any Patentable Material or Confidential Information. In the of event that Company reasonably believes a patent application claiming a Company Invention (as defined herein) should be filed prior to such publication, such submission shall be delayed for up to an additional thirty (30) days or until any patent application or applications have been filed, whichever shall first occur.

12.3	Use of Company’s Name. Company may request that their name be included or omitted in a Study Publication in accordance with acceptable standards and publication policies.

In the event Company independently publishes Study Data in accordance with this Article, Company agrees that the support of the Healey Center shall be acknowledged, in any media, whether copyrighted or not, by including an acknowledgment substantially as follows:

“This investigation was supported by an award from the Sean M. Healey & AMG Center for ALS at Mass General.”

Article 13.	Liability and Insurance

Each Party shall, at its sole cost and expense, procure and maintain policies of professional and general liability insurance in amounts not less than Three Million Dollars ($3,000,000) per claim or occurrence and Five Million Dollars ($5,000,000) annual aggregate covering its obligations under this Agreement.

Each Party shall provide the other Party at its request with written evidence of such insurance. Each Party shall provide the other party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change, in such insurance; if that Party does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, the other Party shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice of any additional waiting periods.

Article 14.	Termination

14.1	This Agreement may be terminated in whole or in part in any of the following cases:

(i)	by MGH upon thirty (30) days prior notice to Company;

(ii)	by either Party immediately when such action is necessary to protect the health, safety or welfare of human subjects; or

(iii)	by either Party upon a material breach of the Agreement and such breach is not able to be cured or has not been cured within thirty (30) days of written notice of such breach.

In all cases, notice must be in written format and provided to the Party’s contacts identified herein.

14.2	Survival. The rights and obligations of Company and MGH, which by intent or meaning have validity beyond expiration or termination of this Agreement (including, but not limited to, rights with respect to material subject information, publication, intellectual property, use of name, confidentiality, choice of law, insurance, and privacy) shall survive the expiration or termination of this Agreement.

Article 15	Miscellaneous

15.1	Contractual Relationship. Each Party’s relationship to the other party under this Agreement will be that of an independent contractor and neither Party shall be considered to be an agent, joint venturer, or partner of the other Party. MGH acknowledges and agrees that Company shall have no responsibility for treating MGH or MGH Representatives as employees of Company for any purpose. Neither MGH nor any MGH Representative shall be eligible for coverage or to receive any benefit under any Company provided workers’ compensation, employee plans or programs or employee compensation, bonus, incentives, retirement or other arrangements.

15.2	Amendments. The terms of this Agreement can be modified only by a writing, which is signed by authorized representatives of MGH and Company.

15.3	Use of Name. Neither Party shall use the name of the other Party or any adaptation thereof or the name of any staff member, employee, agent or student of the other Party in any advertising, promotional, or sales literature or publicity without the prior written approval of the Party or individual whose name is to be used. However, a Party may, without prior consent, use and/or disclose the other party’s name as required by law, Court order, and regulation, or in submissions to the FDA, institutional review boards, ethics committees, or other health regulatory authorities, or for internal purposes, or for communication regarding the existence of this Agreement, Company’s participation in the Healey ALS Platform Trial by MGH, or the publicly revealed design elements of the Master Protocol and/or Company’s Regimen Specific Appendix. For MGH, such approval must be obtained from the Public Affairs department, which may be reached here: http://www.massgeneral.org/news/contact.

15.4	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. Each Party agrees to submit to the exclusive jurisdiction of the United States District Court for the District of Massachusetts with respect to any claim, suit, or action in law or equity arising in any way out of this Agreement or the subject matter hereof.

15.5	Waiver. No action or inaction by either Party shall be construed as a waiver of such party's rights under this Agreement or as provided by Applicable Law. No term of this Agreement may be waived except by an express notice in writing signed by the waiving party. The failure or delay of a Party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right. The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach.

15.6	Severability. In the event any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held illegal, invalid, or unenforceable, in whole or in part, by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with Applicable Laws. The legality, validity, and enforceability of the remaining provisions shall not be affected thereby and shall remain in full force and effect.

15.7	Entire Agreement. This Agreement, including any exhibits, attachments, and other documents that are incorporated by reference herein, constitutes the entire understanding and agreement between the Parties, and supersedes and replaces all prior agreements, understandings, writings and discussions between the Parties with respect to the subject matter of this Agreement.

15.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart shall be deemed an original Agreement and all of which shall constitute but one Agreement. Electronic or scanned copies of signatures or electronic images of signatures shall be considered original signatures unless prohibited by Applicable Law.

15.9	Notice. Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is: (i) delivered by hand; (ii) received by registered or certified mail, postage prepaid, return receipt requested; (iii) confirmed as received if by facsimile or email; or (iv) received by nationally recognized, overnight courier, and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing.

If to Company:	If to MGH:

Chief Business Officer	MGH Study Administrator
Michael Hotchkin	Annette De Mattos
3165 E. Millrock Drive, Suite 325	Massachusetts General Hospital
Salt Lake City, UT 84121	110 6th Street, CNY Building 120
Email: michael@clene.com	Charlestown, MA 02129
Phone: (617) 643-3482
Email: ademattos@mgh.harvard.edu

Chief Executive Officer	Healey Center Director / HEALEY ALS
Platform Trial Principal Investigator

Rob Etherington	Merit Cudkowicz, MD
3165 E. Millrock Drive, Suite 325	Massachusetts General Hospital
Salt Lake City, UT 84121	165 Cambridge Street
Email: rob@clene.com	Boston, MA 02114
Phone: 617-726-0814
Email: mcudkowicz@mgh.harvard.edu

Chief Medical Officer	HEALEY ALS Platform Trial Co-
Principal Investigator

Robert Glanzman, MD FAAN	Sabrina Paganoni, MD
3165 E. Millrock Drive, Suite 325	Massachusetts General Hospital
Salt Lake City, UT 84121	165 Cambridge Street
Email: robert@clene.com	Boston, MA 02114
Phone: (617) 643-3452
Email: spaganoni@mgh.harvard.edu

15.10	Titles. All the titles and headings contained in the Agreement are inserted only as a matter of convenience and reference and do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

15.11	Assignment. No Party to this Agreement may assign its obligations hereunder without the prior written consent of the other Party, except that either Party may assign its rights or obligations hereunder to any of its parent or subsidiary undertakings or associated companies, or to the purchaser of all or substantially all of its assets, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of proposed assignor, without the prior written approval of the other Party.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Clene Nanomedicine, Inc.		The General Hospital Corporation

By:	/s/ Rob Etherington	By:	/s/ Kristin Collins, JD
	(signature)		(signature)

Name:	Rob Etherington	Name:	Kristin Collins, JD
Title:	CEO	Title:	Agreement Associate
Date:	9/30/2019	Date:	9/30/2019

READ AND ACKNOWLEDGED BY:

/s/ Merit Cudkowicz, M.D.
(signature)
Principal Investigator

EXHIBIT A

CLENE NANOMEDICINE, INC.

Scope of Work

HEALEY ALS Platform Trial

Industry Partner Contract

September 1, 2019 – December 31, 2021

Background and Purpose

The Sean M. Healey & AMG Center for ALS at Massachusetts General Hospital (MGH) is dedicated to discovering life-saving therapies people who are affected by amyotrophic lateral sclerosis (ALS). Under the leadership of Merit Cudkowicz, MD, MSc, Chief of Neurology, and a Science Advisory Council (SAC) of international experts, the Center comprises a diverse group of researchers, clinicians, project managers and information technologists at Massachusetts General Hospital, working with collaborators around the globe to find novel therapies for people with ALS. The Center is committed to establishing the first ALS Platform Trial to investigate treatments for Amyotrophic Lateral Sclerosis (ALS) – the HEALEY ALS Platform Trial. The HEALEY ALS Platform Trial is an adaptive, multicenter, randomized, placebo-controlled trial. The trial will test multiple experimental agents in parallel, using a shared infrastructure with central governance and uniform data and sample collection processes.

Within the framework of the HEALEY ALS Platform Trial, pharmaceutical and bio-tech companies shall partner with MGH to test novel investigative compounds. Each investigational product and the matching placebo (“Study Regimen”) shall be governed by the HEALEY ALS Platform Trial protocol (“Master Protocol”). This partnership between MGH and Clene (“Company”) and the roles and responsibilities of each are further described below.

MGH Roles and Responsibilities

MGH will provide clinical trial design, management and regulatory services in support of this clinical investigation.

Regulatory

As the IND-holder and Coordination Center for the HEALEY ALS Platform Trial, MGH shall be responsible to uphold all Sponsor level regulatory responsibilities as outlined in US Food and Drug Administration Code of Federal Regulations Title 21 and in accordance with the International Council for Harmonisation (ICH) of Technical Requirements for Pharmaceuticals for Human Use Guidelines. It is MGH’s expectation that Company will provide a letter of cross-reference and the Investigators Brochure, and IB updates containing a compilation of the clinical and nonclinical data on the investigational product that is relevant to the study of the investigational products use in human studies, in support of the MGH IND filing. The MGH will be responsible for all regulatory submissions filed under the Platform Trial IND, however some communication with FDA (e.g., meeting requests, briefing documents, safety reports) will likely require collaboration and support from the Company.

MGH shall ensure that all regulatory documentation from clinical study sites and vendors are accurate, appropriately collected, and timely assembled for inclusion in the Trial Master File (“TMF”) throughout the course of the study. MGH will provide copies of all regulatory communication and documents filed with or received from the Food and Drug Administration (“FDA”) concerning the HEALEY ALS Platform Trial to Company.

As requested by Company, MGH shall provide the raw data, in CDISC format, and any elements of the TMF requested by FDA or other health regulatory agency in order for Company to prepare the tables, listings and figures, and any other TMF documentation in support the Company in preparing a final Clinical Study Report (“CSR”) or other regulatory submission to the FDA or other health regulatory agency.

Clinical Trial Design

MGH shall work with Company to develop a Regimen-Specific Appendix (“RSA”) that amends the Master Protocol with information specific to the investigational product.

Study biostatisticians will develop the Regimens Specific Appendix full Statistical Analysis Plan (SAP), as necessary, to incorporate considerations specific to each Regimen.

Clinical Trial Management and Operations

MGH shall serve as the Clinical Coordination Center (“CCC”) and Data Coordination Center (“DCC”) of the Study Regimen within the platform trial.

Clinical Coordination Center (“CCC”)

The MGH CCC shall:

1.	Communications: Manage all communications and reporting between and among the key stakeholders, including MGH, the Company, the FDA, and the HEALEY ALS Platform Trial Central IRB, Data Safety Monitoring Board, Medical Monitor, Study Sites, and Study Vendors. The MGH CCC shall provide regular communications regarding study status, enrollments, and timelines to Company no less than twice monthly.

2.	Regimen Steering Committee: Assemble and manage a Regimen Steering Committee to include representation from Company.

3.	Study Meetings: Plan, organize, and conduct all routine and periodic study meetings, including an Annual Platform Trial Meeting and various Regimen-specific meetings, such as the Regimen Investigators’ Meeting and Regimen-specific meetings with the FDA.

4.	Central IRB: Manage all aspects of protocol review and approval through a Central IRB (“cIRB”).

5.	Clinical Study Sites: Contract with, manage, provide oversight for monitoring, and pay all clinical study sites (“Sites”) that will have primary responsibility to recruit and enroll study participants, obtain informed consent, schedule and perform all study assessments at all study visits, and submit all data via the Electronic Data Capture (“EDC”) system.

6.	Site Outcomes Training and Site Monitoring: Provide oversight to a qualified provider, contracted through a sub-award, to ensure that site outcomes training and certification, as well as study monitoring activities are conducted per protocol and all application regulations.

7.	External Vendors: Contract with, manage and pay external vendors to provide other centralized study services, including electronic regulatory submissions, safety management through a Data Safety Monitoring Board and Medical Monitor, central research pharmacy, central labs for sample logistics, clinical safety labs, and ECG analyses, as well as specialized sample analyses.

8.	Drug and Placebo Management: Oversee the logistics of drug and placebo supply to Study Sites in collaboration with Company, MGH DCC, and MGH’s ALS Platform Trial Central Pharmacy vendor. Packaging and labeling is the responsibility of HEALEYALS Platform Trial Central Pharmacy vendor unless otherwise determined by the Company. CCC will ensure the study drug is shipped from the HEALEY ALS Platform Trial Central Pharmacy vendor to the study sites in an appropriate temperature-controlled manner (ambient, 15-25C).

9.	Safety Management: Provide a comprehensive safety management plan to include a Data Safety Monitoring Board (DSMB) and Medical Monitor (MM) and oversee the routine reporting to the DSMB and MM, as well as all required reporting of Adverse Events (“AEs”), Serious Adverse Events (“SAEs”), and expedited reporting of Suspected Unexpected Serious Adverse Reaction (“SUSAR”) associated with the Study Regimen to the FDA within appropriate regulatory reporting periods per 21CFR312.32. The Medical Monitor who reviews all SAEs in real-time will consult with the appropriate Company representative for assessment of all SAEs and potential SUSARs. All safety reporting will be shared with the company to meet timely FDA reporting requirements.

10.	Other Stakeholders: Routinely engage with key stakeholders, such as the patient community, to incorporate patient perspectives and to support robust participant recruitment and retention.

11.	EndPoint Engine: Manage the collection and analysis of several novel outcome measures and promising biomarkers. These new measures can potentially predict therapeutic success and provide answers more quickly than traditional trial endpoints and provide important contributions to our knowledge about ALS.

Data Coordination Center (“DCC”)

The MGH DCC shall:

1.	Data and Trial Management Systems: Develop, deploy, and maintain an EDC and Clinical Trial Management System (“CTMS”) that is Clinical Data Interchange Standards Consortium (“CDISC”) compliant.

2.	IWRS: Develop, deploy, and maintain an Interactive Web-based Randomization System (“IWRS”) to assist Company and MGH’s ALS Platform Trial Central Pharmacy vendor to supply Study Sites with investigational product and matching placebo.

3.	Data Quality: In collaboration with an external Site Monitoring provider, manage communications with Sites and Study Vendors in relation to the data quality review, reconciliation, and query resolution process.

4.	Data Processing: Conduct routine data cleaning and develop analysis files for Study biostatisticians.

5.	Statistical Analysis Plan (SAP) and Biostatistical Services: With the exception of final Clinical Study Reports to the FDA (as noted below), provide comprehensive biostatistical design, analysis and reporting services through MGH staff biostatisticians and an external consulting firm with specialized knowledge and experience in Bayesian methods and platform trials.

6.	Safety Management: Provide routine reporting to the DSMB and MM and all required reporting of Adverse and Serious Adverse Events.

COMPANY Roles and Responsibilities

As further detailed below, Company shall collaborate with the MGH CCC and DCC teams in developing a Regimen Specific Appendix to the Master Protocol, managing the operational planning and execution of the Regimen study, and participating in regulatory activities in support of this clinical investigation.

Regulatory

As the IND holder of the HEALEY ALS Platform Trial, it is MGH’s expectation that Company will provide a letter of cross-reference and the Investigators Brochure (IB), and IB updates containing a compilation of the clinical and nonclinical data on the investigational product that is relevant to the study of the investigational products use in human studies, in support of the MGH IND filing. The MGH will be responsible for all regulatory submissions filed under their IND, however some communication with FDA (e.g., meeting requests, briefing documents, safety reports) will likely require collaboration and support from the Company.

MGH shall ensure that all regulatory documentation from clinical study sites and vendors are accurate, appropriately collected, and timely assembled for inclusion in the Trial Master File (“TMF”) throughout the course of the study. MGH will provide copies of all regulatory communication and documents filed with or received from the Food and Drug Administration (“FDA”) concerning the HEALEY ALS Platform Trial to Company.

As requested by Company, MGH shall provide the raw data and any elements of the TMF requested by FDA or other healthy regulatory agency in order for Company to prepare the tables, listings and figures, and any other TMF documentation in support the Company in preparing a final Clinical Study Report (“CSR”) or other regulatory submission to the FDA or other health regulatory agency.

MGH shall ensure that all regulatory documentation from clinical study sites, and vendors are collected and assembled for inclusion in the Trial Master File throughout the course of the study.

Company shall be primarily responsible for preparing and filing the final Clinical Study Report (CSR) to the FDA. As requested by Company, MGH shall provide the raw data for Company to prepare the tables, listings and figures required for the final CSR that the Company submits to the FDA.

Clinical Trial Design

Company shall work with MGH to develop a Regimen-Specific Appendix (“RSA”) that amends the Master Protocol with information specific to the investigational product.

Clinical Trial Management and Operations

Company shall work with the MGH Clinical Coordination Center (“CCC”) and Data Coordination Center (“DCC”) of the Study Regimen within the platform trial on all matters related to the operational execution of the Company’s Regimen. Company shall:

1.	Drug: Provide investigational product in sufficient quantities to supply MGH throughout the course of the Regimen Study, and any open-label extension study that may be incorporated with approval of and input from Company. Packaging and labeling is the responsibility of HEALEY ALS Platform Trial Central Pharmacy vendor unless otherwise determined by the Company. Company shall ship drug directly to HEALEY ALS Platform Trial Central Pharmacy vendor for distribution to Study Sites in an appropriately temperature-controlled manner as specified by the Company.

2.	Placebo: Provide matching placebo in sufficient quantities to supply MGH throughout the course of the Regimen Study. Packaging and labeling is the responsibility of MGH’s ALS Platform Trial Central Pharmacy vendor unless otherwise determined by the Company. Company shall ship drug directly to MGH’s ALS Platform Trial’s Central Pharmacy vendor for distribution to Study Sites in an appropriately temperature-controlled manner as specified by the Company.

3.	IWRS: Work with the MGH DCC and ALS Platform Trial Central Pharmacy vendor to develop and implement plans regarding packaging, labeling, and distribution to ensure timely delivery of drug and placebo to the Central Pharmacy vendor. MGH’s ALS Platform Trial Central Pharmacy vendor will be responsible to supply Study Sites with investigational product and matching placebo.

4.	Pharmacokinetic (PK) and Pharmacodynamic (PD) Analyses: If applicable, identify, engage and directly support the financial costs of PK and PD analyses related to Company’s drug.

5.	Regimen Study Team and Regimen Steering Committee: Participate in routine Regimen study team meetings and Regimen Steering Committee meetings and related activities – providing timely communication and feedback to MGH in preparation for and in follow-up to those meetings and activities.

6.	FDA Communications: Communications with the FDA will be a shared MGH and Company responsibility.

Open-label Extension Study

We strongly encourage including open-label extension study for all Regimens. All costs related to the OLE study will be provided by the Company. These costs are not included below and will be negotiated separately.

Financial Commitment

In addition to the Company responsibilities outlined above, Company shall provide $[***], as follows:

●	Platform: $[***] to be used towards ongoing support of the ALS Platform Trial’s core CCC and DCC activities.

●	Regimen: $[***] to be used to support the activities specifically related to the Regimen study of Company’s investigational product.

EXHIBIT B

MASTER SITE CLINICAL TRIAL AGREEMENT

This Master Site Clinical Trial Agreement (“Agreement”) is entered into by and between The General Hospital Corporation d/b/a Massachusetts General Hospital (“MGH”), a not-for-profit corporation organized under the laws of Massachusetts with its principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 and _____________________________________________________ (“Site”), each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, MGH has created the Sean M. Healey and AMG Center for ALS (“Healey Center”) with Dr. Merit Cudkowicz as Director (“Healey Center Director”). ________________ is the Site Investigator.

WHEREAS, The Healey Center intends to develop and administer clinical trials as the HEALEY ALS Platform Trial related to Amyotrophic Lateral Sclerosis (ALS) (hereinafter referred to as “Study” or “Studies”) on a continuing basis.

WHEREAS, the Healey Center is supported by philanthropic donations and certain industry collaborators whose products are used in the Study and who may also provide funding (collectively, the “Company”).

WHEREAS, the purpose of this Agreement is to enable Site to be a part of the HEALEY ALS Platform Trial and to institute terms and conditions that are applicable to Site in the performance of this Study~~.~~

The following are attached hereto and made a part of this Agreement:

Appendix A: Statement of Work

Appendix B: Sample Task Order

Appendix C: Format for Invoices

Article 1.	Task Orders

Each investigational product and the matching placebo (“Study Regimen”) set forth in the Study protocol (“Master Protocol”) conducted under this Agreement will be separately contracted by and between the Parties through a separate written agreement referencing this Agreement including terms, conditions, the source of funding, any drug/placebo being provided, budget and milestone schedules that are specific to each individual Study Regimen, a sample format of which is attached here to as Appendix B (“Task Order”). If any terms of a Task Order conflicts with any terms of this Agreement, the terms of this Agreement shall govern, except in cases where the Task Order expressly states that it amends a specific section of the Agreement.

Once a new Study Regimen is approved, the Healey Center will issue a Task Order. As a condition of entering into this Agreement, MGH expects that the Site will participate in all Study Regimens. If the Site cannot accept a Task Order, then Site shall promptly notify Healey Center to discuss the circumstances and if necessary be exempted from participating in the Task Order.

Article 2.	Period of Performance

This Agreement shall begin on the date of last signature hereto (“Effective Date”) and shall continue in full force and effect for a period of five (5) years (“Period of Performance”), unless the Period of Performance is extended by written modification of the Agreement signed by authorized officials of both Parties. In the event that a Study Regimen is not completed within the Period of Performance, any Study Regimen under a Task Order that is entered into prior to such expiration or earlier termination, this Agreement will remain in effect until the completion of that Study Regimen or expiration or earlier termination of that Study Regimen or expiration or earlier termination of the Task Order for that Study Regimen, whichever is earlier. Notwithstanding, MGH reserves the right to issue unilateral extensions.

Article 3.	Roles and Responsibilities

Site will conduct the Study Regimen through the site investigator (“Site Investigator”). Site Investigator shall be responsible for the oversight and execution of all Task Order activities under this Agreement and active participation in Study Regimen calls, meetings and committees, as outlined in the Statement of Work provided in Appendix A herein, and as may be further detailed in a Task Order Statement of Work.

Site Investigator may not be changed nor may his or her effort be substantially redirected without prior written approval from the MGH Site Administrator. If Site Investigator should become unavailable to the Study for a period exceeding three (3) months, Site shall request prior approval, in writing, from MGH Study Administrator, identified in Article 4, to appoint a replacement. If the Parties cannot agree on a replacement, the Task Order shall be terminated in accordance with Article 8 herein. In the event of termination, the Site will cooperate with Healey Center and make all reasonable efforts to find alternate Sites to enable enrolled participants to continue with the Study.

Site shall not transfer or assign, by contract or other means, any portion of the programmatic effort required under this Agreement without prior written approval from MGH. Such requests shall be submitted to Healey Center Director and MGH Study Administrator for review and approval.

Article 4.	Initial Payment

Site will be paid a one-time amount of two thousand five hundred ($2,500) U.S. Dollars (“USD”) total, inclusive of indirect costs, to cover preliminary start-up costs. Site may invoice the MGH Study Administrator for the start-up payment upon mutual execution of this Agreement, in a format substantially similar to Appendix C.

Article 5.	Contacts

For purposes of this Agreement, the individuals identified below are the designated representatives for MGH and Site. The MGH Agreement Administrator is the primary point of contact for questions relating to the terms of this Agreement. The MGH Study Administrator is the primary point of contact for the resolution of administrative and financial questions The Site Administrator is primary contact for the resolution of administrative and financial questions at the Site.

MGH Agreement Administrator	Healey Center Director / HEALEY ALS
Platform Trial Principal Investigator
Paul Whitty	Merit Cudkowicz, MD
Partners HealthCare Research Management	Massachusetts General Hospital
399 Revolution Drive, Suite 740	165 Cambridge Street
Somerville, MA 02145	Boston, MA 02114
Phone: (857) 282-1893	Phone: 617-726-0814
Email: pwhitty@partners.org	Email: mcudkowicz@mgh.harvard.edu

MGH Study Administrator	HEALEY ALS Platform Trial Co-Principal
Investigator
Sabrina Paganoni, MD
Annette De Mattos
Massachusetts General Hospital	Massachusetts General Hospital
110 6th Street, CNY Building 120	165 Cambridge Street
Charlestown, MA 02129	Boston, MA 02114
Phone: (617) 643-3482	Phone: (617) 643-3452
Email: ademattos@mgh.harvard.edu	Email: spaganoni@mgh.harvard.edu

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Site Administrator	Site Investigator
__________________________________	_________________________________
__________________________________	__________________________________
__________________________________	__________________________________
__________________________________	__________________________________
__________________________________	__________________________________

Article 6.	Policies and Procedures

The MGH Neurological Clinical Research Institute (“NCRI”) will develop standard operating procedures and policies that pertain to collaborative activities of the MGH-NCRI Study Coordination Center, Companies and HEALEY ALS Platform Trial sites (“NCRI Policies and Procedures”). NCRI Policies and Procedures will be found at the HEALEY ALS Platform Trial website. By signing this Agreement, Site agrees to follow NCRI Policies and Procedures in the conduct of the Study.

Article 7.	Master Protocol

The Master Protocol – incorporated by reference and sent under separate cover -- is reviewed and approved by a central Institutional Review Board (“Central IRB”) at MGH. Site has agreed to cede review of the Master Protocol to the Central IRB pursuant to a separate reliance agreement between the Parties. For each Study Regimen in which the Site participates, the Site will provide all the necessary qualified personnel, equipment, materials and facilities to accomplish the research as set forth in that Central IRB-approved Master Protocol.

Site represents and warrants that it shall:

a)	assume all responsibility to enroll and follow human subjects participating in the Study according to the most recent approved version of the Master Protocol;

b)	comply with all institutional and federal regulations concerning informed consent;

c)	confirm approval of the Master Protocol and subject consent form(s) from the Central IRB prior to commencement of human subject research under a Task Order;

d)	obtain local ancillary approval(s) as necessary;

e)	follow all Site policies and procedures with respect to the conduct of the activities under the Master Protocol; and

f)	ensure regulatory compliance, as outlined in applicable Food and Drug Administration (“FDA”) regulations.

Article 8.	Notification; Material Participant Information

Both Parties agree to promptly notify the other in writing of information that they become aware of (such as results or findings from a monitoring visit) that could significantly affect the safety or medical care of current or former subjects participating in the Study Regimen(s), significantly affect current subjects’ willingness to continue participation, materially influence the conduct of the Study Regimen(s), or likely alter the Central IRB’s approval. Site, through the Site Investigator and/or Site institutional representative as appropriate, shall be responsible for informing subjects of any information received from MGH that could significantly affect safety or medical care in accordance with the Central IRB-approved informed consent forms (“ICFs”) signed by participants and Master Protocol. MGH agrees to not contact Site’s Study Regimen(s) participants unless authorized pursuant to the ICF. No other provision of this Agreement shall be construed to override the provisions of this Article 7. This Section survives the expiration or termination of the Agreement.

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Article 9.	Termination

This Agreement or a Task Order may be terminated in whole or in part in any of the following cases:

i.	by either Party upon thirty (30) days prior notice to the other;

ii.	by either Party immediately when such action is necessary to protect the health, safety or welfare of human subjects; or

iii.	by either Party upon a material breach of the Agreement or Task Order and such breach is not able to be cured or has not been cured within thirty (30) days of written notice of such breach.

Termination of a Task Order shall constitute termination of the Task Order only and shall not affect this Agreement or any other Task Order hereunder.

In all cases, notice must be in written format and provided to the Party’s contacts identified in Article 4.

For each terminated Task Order Site shall be reimbursed for milestones, as outlined in each Task Order’s Payment Schedule, completed up to the date of termination provided that Site promptly furnishes all required data and final reports related to the milestones completed up to the date of termination.

Notwithstanding, if a Task Order is terminated due to a deviation from the Master Protocol, payment will only be made for activities completed in accordance with the Protocol prior to the date of such deviation.

Article 10.	Audit and Records

Any pertinent technical documentation, books, documents, papers, records, notebooks and data related to human subject research conducted by Site under a Task Order, including subject records, (“Technical Records”) shall be retained by Site for a period of seven (7) years from Site’s receipt of its final payment under a Task Order or as required by applicable law and regulation regarding clinical trials, whichever is longer. MGH will notify Site in the event that the record retention period needs to be extended beyond seven (7) years and will provide reasonable costs to support such retention. MGH, or any of their duly authorized representatives, upon reasonable advance notice and during normal business hours, shall have access to and the rights to examine Technical Records, in accordance with the regulations set forth in Article 10 herein, related to this Agreement.

Site shall maintain a separate, unique accounting record for funds received and expenses incurred under a Task Order. Site shall retain substantiating financial documents, such as bills, invoices, cancelled checks, and receipts (“Financial Records”), for a period not less than three (3) years after Site’s receipt of its final payment under a Task Order, as specified in 45 CFR 75.361. MGH, or any of their duly authorized representatives, and Company, upon reasonable advance notice and during normal business hours, shall have access to and the right to examine Financial Records.

Article 11.	Consultation with MGH Personnel

During the Period of Performance of this Agreement, MGH may require technical representatives to consult with Site Investigator regarding the Master Protocol and progress of the Study under a specific Task Order. Such consultation shall take place either in person or by telephone at mutually agreeable times during Site’s normal business hours.

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Article 12.	Protection of Human Research Subjects

The Site agrees to comply with all applicable regulations for the protections of human research subjects, including Good Clinical Practice, the International Conference on Harmonisation Regulations E2A and E6, and 45 CFR Part 46, Subpart A, “Basic HHS Policy for the Protection of Human Subjects. Site must maintain an active OHRP-approved Federal Wide Assurance (“FWA”) of compliance with HHS Regulations (45 CFR 46.103) for the protection of human subjects through the Period of Performance and must submit evidence of such compliance to MGH upon request. Site shall be responsible for carrying out all Master Protocol activities in accordance with the “Central IRB” Authorization Agreement signed between MGH and Site.

Article 13.	HIPAA Compliance

In the performance of a Study Regimen under a Task Order, the Parties may receive or create certain health or medical information (“Protected Health Information” or “PHI”) regarding human subjects. Should PHI be generated as a result of the performance of this Agreement, the Parties hereby certify that the storage, use and disclosure of the PHI is in compliance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its accompanying regulations, including but not limited to the Standards for Privacy of Individually Identifiable Health Information (“Privacy Rule”), at 45 CFR 160 and 45 CFR 164, and agrees that this Agreement is hereby amended to include any future modifications or additions to these requirements, as appropriate.

Article 14.	Human Participants Data and Materials

Site will gather data from participants in the performance of the Task Orders that Site is required to deliver to MGH pursuant to the Master Protocol: data from active treatment groups (“Study Treatment Data”) and data from participants assigned to a placebo (“Study Placebo Data”).In addition, the Master Protocol may also include data from the placebo group(s) of other clinical studies that are part of the HEALEY ALS Platform Trial (“Healey Placebo Data”). Study Treatment Data, Study Placebo Data and Healey Placebo Data are collectively referred to as “Study Data”. The Parties agree that Company and MGH own all Study Data, subject to written agreements between MGH and Company and the restrictions outlined below.

MGH agrees, and will require Company to agree: (i) to use and share Study Data in accordance with the ICF or any IRB-approved waiver of authorization and to the extent required to comply with applicable law; (ii) to not contact any Study subjects unless permitted by the ICF; (iii) to not use or share individually identifiable health information for any mailing list or for any marketing purpose; (iv) to comply in all material respects with all applicable federal, state and local laws and regulations regarding the privacy of individually identifiable health information (and its collection, use, storage, and disclosure), including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as may be amended from time to time (“HIPAA”); and (v) to use all reasonable efforts to protect the privacy and security of individually identifiable health information and require its business partners and subcontractors to do so as well.

MGH will require Company to agree to grant Site the right to use Site’s Study Data for: (i) publication purposes, consistent with Article 14; (ii) internal research and education; (iii) patient care and (iv) to the extent required to comply with applicable law. Site will comply in all material respects with all applicable federal, state and local laws and regulations regarding the privacy of individually identifiable health information (including its collection, use, storage, and disclosure), including, but not limited to, HIPAA. Site will deliver Study Data to MGH in a format required by the Master Protocol.

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Tangible Materials shall mean voice, tissue, and/or biofluid samples from human subjects enrolled in the Study (together referred to as “Biosamples”), and any deoxyribonucleic acid (“DNA”), induced pluripotent stem cells (“iPSCs”) and motor neurons (“MNs”) derived therefrom. For clarity, Tangible Materials shall not include Company Drug or any metabolites thereof. MGH shall own all Tangible Materials. MGH agrees, and will require Company to agree, to collect, use, store, and disclose Tangible Materials only in accordance with the ICF or any IRB-approved waiver of authorization, and in any event will not collect, use, store, or disclose any individually identifiable health information attached to or contained within the specimens/tissue in any manner that would violate this Agreement.

MGH may share de-identified, as defined by HIPAA, Study Data and Tangible Materials with non-profit institutions for further research and educational research purposes outside of the Study, subject to and as may be limited by agreements MGH has with Company. MGH certifies that such sharing will be consistent with MGH policy, the ICF or any IRB-approved waiver of authorization, and applicable law and pursuant to a written agreement with the recipient that contains appropriate terms and conditions regarding the privacy and security of human subjects derived data and materials.

No other provision in this Agreement shall be construed to override the provisions of this Article 13.

Article 15.	Publications and Copyrights

Each Study Regimen is a multi-site study and a collaborative publication is anticipated. Site agrees that it shall delay publication using its own Study Treatment Data until such time as the collaborative publication is released or eighteen (18) months after the conclusion of the Study Regimen, whichever occurs first. In order to ensure the integrity of meaningfulness of the platform trial model, Site agrees that they shall delay publication of any Study Placebo Data or Healey Placebo Data until such time as the HEALEY ALS Platform Trial Executive Committee grants explicit permission to publish it.

The HEALEY ALS Platform Trial Executive Committee will determine a publication strategy and assume oversight of this Article 14. A “Study Publication” is any proposed abstract, manuscript, presentation, publication or similar material containing Study Regimen Data.

a.	Review and Authorship. All Study Publications must comply with the terms and conditions of the Master Site Clinical Trial Agreement and are thus subject to review by the HEALEY ALS Platform Trial Executive Committee, Study stakeholders and Company. Authorship shall be in accordance with the accepted ICMJE standards.

b.	Publication Approval. All Study Publications shall be submitted to the HEALEY ALS Platform Trial Executive Committee for review and approval by the HEALEY ALS Platform Trial Executive Committee at least forty-five (45) days prior to the submission of the Study Publication. Healey Center shall advise the Site within forty-five (45) days of receiving any Study Publication if the Study Publication: (i) contains or discloses any potentially patentable inventions (“Patentable Material”), or (ii) contains any Healey Center or Company Confidential Information. Site will delete any Patentable Material or Confidential Information.

c.	Company shall be entitled to review such Study Publications solely for the purposes of reviewing for use of Company’s name, for identifying Company’s Confidential Information, which shall be removed from the publication upon Company’s request; and to identify any patentable Inventions; and to provide any other comments Company desires to provide, provided that MGH and the Healey ALS Platform Trial Executive Committee shall have no obligation to address any such additional comments beyond considering them in good faith. Any Company may request that their name be included or omitted in a Study Publication in accordance with acceptable standards and publication policies.

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In the event Site Investigator independently publishes in accordance with this Article, Site agrees that the support of the Healey Center shall be acknowledged whenever research findings funded in whole or in part by a Task Order are published. Site shall acknowledge the support of Healey Center whenever publicizing the work based on, or developed under a Task Order, in any media, whether copyrighted or not, by including an acknowledgment substantially as follows:

“This investigation was supported by The Sean M. Healey and AMG Center for ALS, The ALS Association and (insert other supporters if applicable – consult Healey Center Administrator).”

Site grants to MGH an irrevocable, royalty-free, non-transferable, non-exclusive right and license to use, reproduce, make derivative works, display, and perform publicly any copyrights or copyrighted material (including any computer software and its documentation and/or databases) first developed and delivered under a Task Order for educational and research purposes, including the creation of derivative works.

Article 16.	Intellectual Property

Ownership of inventions, discoveries, works of authorship, and other developments existing as of the Effective Date and all patents, copyrights, trade secret rights and other intellectual property rights therein (“Pre-existing Intellectual Property”) is not affected by this Agreement. No Party shall have any claims to or rights in any Pre-existing Intellectual Property of the other Party, except as may be expressly provided in another written agreement between the Parties.

“Invention” shall mean any new and useful discovery, conceived and reduced to practice constructively or actually, by one or more employees or agents of Company, MGH or Site in the performance of the Study. “Site Inventions” shall mean any Invention made solely by one or more employees or agents of Site resulting from the performance of the Study. For clarity, Site Inventions shall not include any Company Inventions. “MGH Invention” shall mean any Invention made solely by one or more employees of MGH in the performance of the Study. “Company Inventions” shall mean any Invention made (i) solely by one or more employees of Company in the performance of the Study; or that (ii) specifically and exclusively cover or claim the composition of matter of Company’s Drug or methods of making, manufacturing, or new uses thereof. Site shall own all Site Inventions and Company shall own all Company Inventions. Site shall not claim ownership of Company Inventions. Site shall promptly disclose in writing any Site and Company Inventions to MGH.

Site hereby grants to MGH a perpetual, world-wide, royalty-free, non-exclusive, and irrevocable license to practice any Site Inventions for the purpose of education and research and to the extent required to perform the Study.

Site shall ensure that this Article 15 is applicable to all persons who perform any part of the Study Regimen under a Task Order and who may be reasonably expected to make Site or Company Inventions.

The Parties shall mutually agree in writing to the management of inventions created jointly by MGH, Site and, if applicable, Company (“Joint Inventions”).

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Article 17.	Confidentiality

“Confidential Information” shall mean any business or proprietary information provided by one Party to the other and clearly identified as “Confidential” by the transmitting Party at the time of disclosure. If such transmittal occurs orally, the transmitting Party will within thirty (30) days reduce such transmittal to written form, mark and identify it as confidential, and provide such record to the other Party. Notwithstanding the above, Confidential Information shall also include any information that a reasonable person would conclude is the confidential and proprietary information of the disclosing Party and shall be treated in a manner consistent with this Article 16.

In the event that a Party discloses Confidential Information to the other under a Task Order, the receiving Party agrees to disclose the Confidential Information only on a need-to-know basis to its employees, directors or other advisors or representatives who are subject to confidentiality obligations, to use the Confidential Information only for the purposes contemplated by the Task Order and to use reasonable efforts to prevent its disclosure to third parties.

However, the receiving Party may disclose the Confidential Information if such information (i) was already in the public domain or becomes publicly available through no wrongful act of receiving Party, (ii) was previously known or developed by the receiving Party without any violation of existing confidentiality obligations, (iii) was known by receiving Party prior to disclosure by disclosing Party, as evidenced by tangible records; (iv) becomes known to receiving Party after disclosure from a third party having an apparent bona fide right to disclose it; (v) is independently developed or discovered by receiving Party without use of disclosing Party’s Confidential Information, as evidenced by tangible records; or (vi) was required to be disclosed by operation of law.

The Parties agree that each Party retains ownership of the Confidential Information it provides to the other. The receiving Party shall promptly return the disclosing Party’s Confidential Information upon request.

The obligations of this Article 16 shall survive for a period of five (5) years from the date of disclosure. Notwithstanding the forgoing, the Parties agree that any Protected Health Information shall be considered confidential in perpetuity.

Article 18.	Independent Contractor

Site hereby acknowledges that all employees hired by it, under or as a result of this Agreement, shall, during the Period of Performance of this Agreement, be deemed to be employees of Site and, therefore, not entitled to any retirement or other fringe benefits from MGH.

Neither Party shall have authority to make any statements, representations, nor commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized by the other Party in writing.

Site shall pay all debts for labor and materials contracted by it, and for the rental of appliances and equipment hired by it, for and on account of, the work to be performed hereunder. Site shall conform to all requirements of law and all other public authorities, state or local, relating to the methods or materials to be used or to the persons to be employed in doing the work.

Article 19.	Use of Name

Neither Party shall use the name of the other Party or any adaptation thereof or the name of any staff member, employee, agent or student of the other Party in any advertising, promotional, or sales literature or publicity without the prior written approval of the Party or individual whose name is to be used. However, a Party may, without prior consent, use and/or disclose the other Party’s name as required by law, Court order, and regulation or for internal purposes. For MGH, such approval must be obtained from the Public Affairs department, which may be reached here: http://www.massgeneral.org/news/contact.

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Article 20.	Liability and Insurance

Each Party shall be responsible for its negligent acts or omissions and the negligent acts or omissions of its employees, officers, and directors in the performance of a Study Regimen under a Task Order and the administration of this Agreement, to the extent allowed by law.

Each Party agrees to maintain, for the duration of this Agreement, insurance, or a program of self-insurance, in an amount that will be adequate to cover its respective obligations hereunder, and, upon request, will provide the other Party proof of insurance showing that such insurance is in place.

Article 21.	Study Drug

MGH shall be responsible for obtaining from Company enough quantities of the study drug identified in the Task Order as may be required for Site to perform the Study in accordance with the Study Regimen schedule (“Study Drug”). Site, through Site Investigator, will safeguard Study Drug with the degree of care used for its own property and shall return or otherwise dispose of any remaining Study Drug at the termination date of each Task Order in accordance with MGH’s instructions. Site shall not use any Study Drug for any purpose other than the Study Regimen in which it was provided, unless otherwise agreed to in writing by the Parties. MGH will retain from Company a representation and warranty that it is in compliance with federal, state, and local laws and regulations relating to the manufacture and formulation of any investigational drug and to other materials supplied, and with other applicable legal requirements.

Each Task Order will include applicable flow down terms from Company related to subject injury.

Article 22.	Conflict of Interest

Site certifies that it has implemented and is enforcing a written Conflict of Interest (“COI”) policy substantially similar to 42 CFR Part 50, Subpart F & 45 CFR Subtitle A, Part 94. If a COI is identified by Site during the Period of Performance, Site will promptly report to MGH Administrator the existence of the conflict, Task Order number, Site Investigator (if different from the investigator with the financial interest) and the specific method Site adopts for addressing the conflict (managing, reducing or eliminating it).

Article 23.	Compliance

Both Parties represent that through the Period of Performance of this Agreement and Task Orders they will be and will remain compliant with all U.S. federal, state, national, provincial, and local laws and regulations, as applicable.

Article 24.	Amendment

This Agreement may be amended only by a written instrument signed by authorized officials of both Parties.

Article 25.	Transfer and Subcontracting

Site shall not transfer or subcontract any portion of the Studies authorized pursuant to this Agreement without the prior written approval of MGH. Requests for transfer or subcontracting will be reviewed and, as appropriate, approved by MGH in accordance with MGH polices.

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Article 26.	Assignment

Site shall not assign any portion of the research authorized pursuant to the Agreement or any part of this Agreement without the express written permission of MGH.

Article 27.	Waiver

This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument signed by both parties or, in the case of a waiver, by the waiving party. The failure of either party at any time or times to require performance or any provision of this Agreement shall not affect its rights at a later time to enforce the same.

Article 28.	Severability

If any provision(s) of this Agreement are to become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under the current applicable law, the parties intend that the remainder of this Agreement shall not be affected and that, for each such provision, there be substituted or added as part of this Agreement provision(s) as similar as possible in economic and business objectives as intended by the parties.

Article 29.	Titles

All the titles and headings contained in the Agreement are inserted only as a matter of convenience and reference and do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

Article 30.	Counterpart Signatures

This Agreement may be executed in one or more counterparts, each of which counterpart shall be deemed an original Agreement and all of which shall constitute one Agreement.

Article 31.	Order of Precedence

The order of precedence for interpreting any inconsistencies with respect to the legal and financial administration obligations of Site will be as follows: 1) Regimen Task Order; and 2) this Agreement.

Article 32.	Entire Agreement

This Agreement constitutes the entire understanding between the Parties, and supersedes and replaces all prior agreements, understandings, writings and discussions between them, with respect to the subject matter of this Agreement.

Article 33.	Survival

The following Articles of this Agreement shall survive the expiration or early termination of this Agreement, as allowed by law: Article 10. Audit and Records; Article 12. Data and Materials; Article 13. Publications and Copyright; Article 14. Inventions and Patents; Article 16. Confidentiality; Article 17. Protection of Human Subjects; Article 18. HIPAA Compliance; Article 20. Use of Name; Article 22. Liability and Insurance; Article 24. Export Control; and Articles 29-39 in their entirety.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed.

The General Hospital Corporation d/b/a

Massachusetts General Hospital

Name:	Name:

Title:	Title:

Date	Date

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APPENDIX A

STATEMENT OF WORK

Background

The Sean M. Healey & AMG Center for ALS at Massachusetts General Hospital (“MGH”) has established the HEALEY ALS Platform Trial to expedite the investigation of therapies that show promise in Amyotrophic Lateral Sclerosis (“ALS”). Platform trials are an innovative approach to trial design that enable concurrent testing of multiple drugs under one protocol (“Master Protocol”).

For each Study Regimen to be tested under the Master Protocol, MGH shall issue a Task Order under this Agreement. Each Task Order shall provide Site the additional detail not otherwise covered under this Agreement – including the budget and funding source specific to that investigational product, as well as a Regimen-Specific Appendix (“RSA”) that amends the Master Protocol with information specific to the investigational product (if any).

MGH shall serve as the Clinical Coordination Center (“CCC”) and Data Coordination Center (“DCC”) of all Study Regimens within the platform trial. MGH shall subcontract with certain vendors to provide site monitoring and outcomes training services to Study Sites, and other centralized study services. MGH and vendors are collectively referred to as the study “Coordination Center” below.

Responsibilities of Site

Site will be responsible for recruiting and enrolling study subjects for participation. Informed consent will be obtained for each participant. Once informed consent has been obtained, Site will be responsible for scheduling and performing all study visits and submitting all data via the Electronic Data Capture (“EDC”) system.

In addition, the roles and responsibilities of the Site Investigator and Site include, but are not limited, to:

●	Fulfill all commitments outlined in the Statement of Investigator (Form FDA 1572) for IND regulated regimen(s) or Investigator of Record Agreement (IoRA) for non-IND regulated regimen(s).

●	Ensure that all study staff meet regulatory and training requirements.

●	Carry out all Master Protocol activities in accordance with the Central IRB Authorization Agreement signed between the Partners Human Research Committee (PHRC) and the Clinical Site, including reporting deviations, Adverse Events (AEs) and Serious Adverse Events (SAEs) for Central IRB review.

●	Provide all documentation required for Clinical Site Activation.

●	Collect study data and samples and maintain documentation in accordance with the Study Regimen(s) and study manual of procedures for the Study Regimen(s).

●	Work with designated central vendors, as directed by study Master Protocol, Manual of Procedures (MOP), and Coordination Center personnel.

●	Prepare and send required reports (such as screening/enrollment logs, etc.) to the Coordination Center.

●	Communicate questions, concerns, and/or observations to the MGH Principal Investigator and/or Coordination Center.

●	Accommodate study monitoring, including providing access to study documentation for review both remotely and in-person.

●	Attend and participate in all routine site-related Study meetings and conference calls (including Annual Platform Trial Meeting) and participate in Study committees.

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APPENDIX B

SAMPLE REGIMEN TASK ORDER

Task Order xx for Master Protocol Number xxx

This Task Order (“Task Order”) is made pursuant to the Master Site Clinical Trial Agreement (“Agreement”) between The General Hospital Corporation d/b/a Massachusetts General Hospital (“MGH”) and (“Site”), located at, dated the xxx day of xxx, 20xx , which is incorporated by reference herein and made part of this Task Order.

WHEREAS, MGH has received support in the form of Study Drug, defined below, from (“Company”) to conduct the Study Regimen, defined below.

WHEREAS, MGH has requested Site and its employees to conduct such Study Regimen subject to the terms and conditions of this Task Order and the Agreement; and

WHEREAS, Site is equipped to perform the Study Regimen and Site and Site Investigator have agreed to perform the Study Regimen requested by this Task Order, subject to the terms and conditions of this Task Order and Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants expressed herein; the parties agree as follows:

1.	Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement, if any, attached hereto.

2.	Study Regimen. MGH, has requested Site and its employees, and [insert Site Investigator name] (“Site Investigator”), to conduct a Study Regimen involving the study drug [insert study drug name] (“Study Drug”) according to the Master Protocol [insert Protocol Number] (“Master Protocol”) entitled “[insert protocol title]” as amended by the Regimen-Specific Appendix (“RSA”) to the Master Protocol [insert Master Protocol Appendix #], incorporated herein by reference as Exhibit A, and all subsequent Master Protocol and RSA amendments.

3.	Subject Injury. [TBD]

4.	Budget and Compensation. The compensation and fees to be paid by MGH for the Study Regimen pursuant to this Task Order are contained in the budget in Exhibit B, attached hereto and incorporated by reference in this Task Order. Payment shall be due and payable in accordance with the schedule set forth in Exhibit B.

5.	Term. The term of this Task Order shall begin as of the date of execution that the last Party signs below and shall end on ________[date] or the later of (i) 5 years or (ii) six (6) months following final Regimen database freeze unless this Task Order is terminated in accordance with the Agreement. The Parties agree that the term may be extended by mutual written agreement if events beyond the Parties’ control delay completion of the Study Regimen beyond the expiration date.

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6.	Notice: In addition to the individuals identified under Article 4 of the MCTA (master Agreement), the following shall be provided notices pursuant to this Task Order:

To Site Investigator: [Insert Name and Address]

To Site Administrator:

9.	Amendments. No modification, amendment, or waiver of this Task Order shall be effective unless in writing and duly executed by each party.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

The General Hospital Corporation

Signature	Date

Site
Signature	Date

Read & Agreed

Signature	Date
Site Investigator

Attachments:

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APPENDIX B

SAMPLE REGIMEN TASK ORDER CONTINUED

Exhibit A

Master Protocol

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APPENDIX B

SAMPLE REGIMEN TASK ORDER CONTINUED

Exhibit B

Budget and Payment Schedule

Regimen [#] Task Order | Budget

Each Task Order that is issued to incorporate a new Study Regimen, shall include a budget in two parts:

O A per subject fee (PSF) budget grid that provides payment as a fixed fee per assessment or study-related work performed.

O A fee schedule of Additional Budget Items that are specific to the Study Regimen being added to the Master Protocol

Regimen [#] Task Order | Payment Schedule

O Per subject fee (PSF) payments shall be generated automatically via the Site’s data entry into the study’s Electronic Data Capture (EDC) system and shall be based on work performed.

O Additional Budget Items shall be paid automatically by MGH to Site upon completion of related milestones.

O All travel-related expenses shall be paid to site on a cost-reimbursable basis upon receipt of Site Invoice.

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Consortium Agreement

Appendix C: Format for Invoices

TO:	Subcontract Invoice Coordinator	Total Allocation: $
	Partners Research Management	Agreement number: _______
399 Revolution Drive, Suite 745
Somerville, MA 02145
MGHsubinvoices@partners.org
Date:

Reimbursable Costs for the Period:	_______ To _______

Category	Current Period	To Date

Start-up Payment

Total Direct Cost	_____________	_____________

Indirect Cost	_____________	_____________

Total Billed/Expended

Less Amount Previously Billed/Expended	_____________

Total Billed/Expended Current Period	_____________

By signing this invoice, I certify to the best of my knowledge and belief that the invoice is true, complete, and accurate, and the expenditures, disbursements and cash receipts are for the purposes and objectives set forth in the terms and conditions of the Federal award. I am aware that any false, fictitious, or fraudulent information, or the omission of any material fact, may subject me to criminal, civil or administrative penalties for fraud, false statements, false claims or otherwise. (U.S. Code Title 18, Section 1001 and Title 31, Sections 3729–3730 and 3801–3812).

Name:
Title:

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